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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements (Nos. 333-86252, 333-10630, 333-6366, 333-103180, 333-105757 and 333-105758) on
Form S-8 and the Registration Statement (No. 333-82728) on Form S-3 of our reports dated February 12, 2003, except as to Notes 27 and 28, which are as of September 25, 2003, related to the consolidated financial statements of Moore Wallace Incorporated (formerly Moore Corporation Limited), (which audit report expresses an unqualified opinion and includes an additional paragraph regarding the audit procedures we applied to certain adjustments made to Moore Corporation Limited's 2000 financial statements for the change in accounting policy related to earnings per share, restatement of the segmented information, and the reclassifications to conform to the current year's presentation but does not express an opinion or any form of assurance on the 2000 financial statements taken as a whole) appearing in this Current Report on Form 8-K dated September 29, 2003.

We also consent to the incorporation by reference in the Registration Statements (Nos. 333-86252, 333-10630, 333-6366, 333-103180, 333-105757 and 333-105758) on
Form S-8 and the Registration Statement (No. 333-82728) on Form S-3 of Moore Wallace Incorporated (formerly known as Moore Corporation Limited) of our report dated February 12, 2003, related to the financial statement schedule of Moore Corporation Limited, appearing in the Annual Report on Form 10-K of Moore Corporation Limited for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP


Toronto, Canada
September 25, 2003